PLAN PURSUANT TO RULE 12B-1

SCHEDULE A

Annual Fee (as a % of the average daily
net assets of the Fund attributable to Class
Name of Fund	A Shares)
Tax Exempt Short-Term Fund	0.25%
Tax Exempt Intermediate-Term Fund	0.25%
Tax Exempt Long-Term Fund	0.25%
New York Bond Fund	0.25%
Virginia Bond Fund	0.25%
California Bond Fund	0.25%
Short-Term Bond Fund	0.25%
Intermediate-Term Bond Fund	0.25%
Government Securities Fund	0.25%
Income Fund	0.25%
High Income Fund	0.25%
Precious Metals and Minerals Fund	0.25%
International Fund	0.25%
Emerging Markets Fund	0.25%
Sustainable World Fund	0.25%
Value Fund	0.25%
Growth & Income Fund	0.25%
Science & Technology Fund	0.25%
Ultra Short-Term Bond Fund	0.25%
Growth and Tax Strategy Fund	0.25%
Nasdaq-100 Index Fund	0.25%

Dated: December 10, 2022

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